Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-224926, No. 333-238903 and No. 333-238904) of ChampionX Corporation (f/k/a/ Apergy Corporation) of our report dated April 1, 2020, relating to the financial statements of ChampionX Holding Inc., which is incorporated by reference in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 3, 2020